Exhibit 21
SUBSIDIARIES OF GOLDLEAF FINANCIAL SOLUTIONS, INC.
Goldleaf Insurance, LLC (formerly named Private Business Insurance, LLC), a Tennessee limited liability company
Towne Services, Inc., a Georgia corporation
Forseon Corporation, a Delaware corporation (d/b/a RMSA)
Captiva Financial Solutions, LLC, a Tennessee limited liability company
Goldleaf Technologies, Inc., a Delaware corporation
Goldleaf Leasing, LLC (formerly named KVI Capital, LLC), a Tennessee limited liability company
Goldleaf Enterprise Payments, Inc., a Georgia Corporation (d/b/a Alogent Corporation)